Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors Stockholders of

American Eagle Outfitters, Inc.

We consent to the incorporation by reference in the Registration Statement and in the related prospectus (Form S-3, Registration No. 333-68875) of American Eagle Outfitters, Inc. and in the Registration Statements (Forms S-8) of American Eagle Outfitters, Inc. as follows:

•	1999 Stock Incentive Plan (Registration Nos. 333-34748 and 333-75188),
•	Employee Stock Purchase Plan (Registration No. 333-3278),
•	1994 Restricted Stock Plan (Registration No. 33-79358),
•	1994 Stock Option Plan (Registration Nos. 333-44759, 33-79358 and 333-12661),
•	Stock Fund of American Eagle Outfitters, Inc. Profit Sharing and 401(k) Plan (Registration No. 33-84796), and
•	2005 Stock Award and Incentive Plan (Registration No. 333-126278)

of our reports dated April 2, 2007, with respect to the consolidated financial statements of American Eagle Outfitters, Inc., American Eagle Outfitters, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Eagle Outfitters, Inc., included in the Annual Report (Form 10-K) for the fiscal year ended February 3, 2007.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

April 2, 2007